Exhibit T3A.18

Certificate of Incorporation I hereby certify that FREYJA AVIATION FOUR IRELAND LIMITED is this day incorporated under the Companies Act 2014, and that the company is a Private Company Limited by Shares. Given under my hand at Dublin, this Monday, the 18th day of April, 2016 for Registrar of Companies